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                                                                    EXHIBIT 11.1

                          STATEMENT RE: COMPUTATION OF
                               PER SHARE EARNINGS

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
                                                                          A. Years Ended December 31,
                                                              ----------------------------------------------------
                                                                   1999                1998                1997
                                                              ----------------------------------------------------
Average shares outstanding                                      62,262,000           46,736,000         42,181,000
Average common and common equivalent
  shares outstanding                                            62,262,000           46,736,000         42,181,000
Net loss                                                       $(4,569,000)         $  (996,000)       $(2,294,000)
Abolishment of accrued preferred dividends                              --          $ 6,508,000                 --
Preferred stock dividend                                                            $  (647,000)       $(1,551,000)
Computation of Earnings Per Share = Net
  Income (Loss)/Average common equivalent shares               $(4,569,000)         $ 4,865,000        $(3,845,000)
                                                                62,262,000           46,736,000         42,181,000
Earnings (Loss) Per Share                                            $(.07)               $0.10             $(0.09)

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